Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-209915, 333-202642, 333-194458, 333-187061, 333-179797, and 333-223688 on Form S-8 of our reports dated February 7, 2019, relating to the financial statements and financial statement schedule of PC Connection, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard), and the effectiveness of PC Connection Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 7, 2019